                              POTOMAC ENERGY CORPORATION
                                 1400 FOUNDERS TOWER
                                 5900 MOSTELLER DRIVE
                          OKLAHOMA CITY, OKLAHOMA 73112-4605
                     TELEPHONE 405/840-1427     FAX 405/840-4697

                                    April 24, 1997

The GHK Company, L.L.C.
6305 Waterford Boulevard, Suite 470
Oklahoma City, Oklahoma 73118

Attention: Larry A. Ray

Re: Letter of Intent dated February 27, 1997, by and between the GHK Company, L.L.C. and Potomac Energy Corporation (the "Letter of Intent")

Dear Larry:

     Please be advised that Potomac Energy Corporation has assigned all of its right, title and interest under the Letter of Intent to Potomac Energy (Bermuda), Ltd. Potomac Energy (Bermuda), Ltd. by its signature below agrees to be bound by all of the terms and conditions of the Letter of Intent the same as if it were a signature party thereto.

Please indicate the GHK Company L.L.C.'s agreement to the aforesaid assignment by signing and returning one copy of this letter to us.

                                             Sincerely yours,

                                             /s/ Frank Mahan,
                                             --------------------------
                                             Frank Mahan, President


AGREED TO AND ACCEPTED BY:                   AGREED TO AND ACCEPTED BY:

THE GHK COMPANY, L.L.C.                      POTOMAC ENERGY (BERMUDA), LTD.

/s/ Larry A. Ray   4/24/97                   /s/ Frank Mahan, President
--------------------------                   --------------------------
Larry A. Ray                                 Frank Mahan, President

                                   LETTER OF INTENT

The GHK Company L.L.C. (GHK), 6305 Waterford Boulevard, Suite 470, Oklahoma City, OK 73118 and Potomac Energy Corporation (PEC), 1400 Founders Tower, 5900 Mosteller Drive, Oklahoma City, OK 73112 have had various communications regarding properties in Colombia, South America referred to as the Rosa Blanca Block and the Montecristo Block. The Montecristo Block has sometimes been referred to as Rosa Blanca Block II. These lands are more fully set out on the plat attached as Exhibit "A" hereto and are hereinafter referred to as the "Blocks."

PEC has for some time been in communication with Empresa Colombiana De Petroleos (Ecopetrol) concerning the issuance of Association Contracts covering the Blocks. At PEC's invitation, GHK has visited the Ecopetrol data room in Bogota, Colombia and reviewed various seismic and other information pertaining to the Blocks. GHK is now interested in pursuing, along with PEC, the issuance of these Association Contracts from Ecopetrol. GHK and PEC now believe that they should go forward together in negotiating said Association Contracts from Ecopetrol with joint GHK and PEC commitments as hereinafter set out:

(1) Successful negotiation of the Association Contracts shall result in 75% ownership to GHK's Columbian branch company and 25% ownership to PEC's Colombian branch company. Both GHK and PEC are aware that in order to hold title under an Association Contract a branch company must be formed and approved in Colombia, S.A.
(2) The maximum work commitments to be negotiated with Ecopetrol for each Association Contract will be as follows:
          (a) Rosa Blanca Block: (i) First Year reprocess two hundred miles of seismic, landsat acquisition and interpretation, aerial photo work and also conduct additional surface geology work which may or may not include some geochemical surveys. Anticipated costs for this program, excluding overhead, are approximately U.S. $120,000.00 (this is confidential to GHK and PEC). (ii) Years two through six (Exploration) drill one well per year or release.

               Ecopetrol has advised us the Buturama Block has been shown on maps as being reserved by Ecopetrol, but that this is in error and we could probably get this acreage included in our Rosa Blanca contract.

          (b) Montecristo Block: (i) First Year reprocess three hundred and fifty miles of seismic and in addition perform similar landsat acquisition and interpretation, aerial photo work and surface geology work as proposed for the Rosa Blanca Block. Anticipated costs, excluding overhead, are approximately U.S. $180,000.00 (again confidential to GHK and PEC). (ii) Years two through six (Exploration) drill one well per year or release.

          (c) There will be an annual Transfer of Technology obligation of approximately $50,000.00 in each of the Association Contracts during the initial six (6) year Exploration Period.

(3) GHK will perform the negotiations with Ecopetrol, but will work with PEC and keep them advised of the status at all times. If GHK does not agree to Ecopetrol's terms, it will stand aside and let PEC pursue the Association Contracts for its own account at PEC's sole cost and expense.
(4) Upon successful issuance of the Association Contracts, GHK agrees to pay PEC the sum of $150,000.00.
(5) GHK will be responsible for and put up any initial guarantee for the performance of exploratory works under the Association Contracts if required by Ecopetrol.
(6) The usual Association Contract requires the Colombian branch of the Associate to be qualified within sixty (60) days after issuance. If PEC is not qualified for 25% of the Contracts to issue in its Colombian branch at that time, GHK will hold in trust such interest for an additional period of three (3) months. Within said three (3) month period PEC shall: (a) become qualified to do business in Colombia, (b) reimburse GHK 25% of any initial guarantees required for the signing of the Association Contracts, and (c) be financially capable and agree to pay 25% of the costs to perform the First Year obligations of the Association Contracts from issuance. If PEC is unable, within said three (3) month additional period, to pay for its share of any guaranty to Ecopetrol or First Year obligations under the Association Contracts, PEC shall forfeit all rights to its interest in the Association Contracts.
(7) GHK and PEC agree that their Colombian branch subsidiaries will enter into an International Operating Agreement with accounting procedure for each Contract area naming the GHK Colombian branch company as Operator. The International Operating Agreement with attached accounting procedure shall be in the form attached hereto as Exhibit "B".

The Parties hereto confirm their understanding of the above set out terms and conditions by signing in the spaces provided herein below this 27th day of February, 1997.

                                             THE GHK COMPANY, L.L.C.

                                             By: /s/ Larry A. Ray
                                                 -------------------

                                             POTOMAC ENERGY COMPANY

                                             By: /s/ [ILLEGIBLE]
                                                 -------------------